Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LEMONADE, INC.

A PUBLIC BENEFIT CORPORATION

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

LEMONADE, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Lemonade, Inc. and that this corporation was originally incorporated pursuant to the DGCL on June 17, 2015 under the name Lemonade Group, Inc. A Certificate of Amendment was filed on October 6, 2015 that changed the name of this corporation to Lemonade, Inc.

SECOND: That the Board of Directors of this corporation (the “Board”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders for the adoption thereof, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the certificate of incorporation of this corporation be amended and restated in its entirety as follows (as so amended and restated, the “Restated Certificate of Incorporation”):

ARTICLE I

The name of this corporation is Lemonade, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 1007 N. Orange St., 4th Floor, City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is MWE Corporate Services, LLC.

ARTICLE III

A.                                    Purposes. The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

B.                                    Benefit Corporation. This corporation shall be a public benefit corporation as contemplated by subchapter XV of the DGCL, or any successor provisions, that it is intended to operate in a responsible and sustainable manner and to produce a public benefit or benefits, and is to be managed in a manner that balances the stockholders pecuniary interests, the best interests of those materially affected by this corporation’s conduct and the public benefit or benefits identified in this Restated Certificate of Incorporation. Accordingly, it is intended that the business and operations of this corporation create a material positive impact on society and the environment, taken as a whole. If the DGCL is amended to alter or further define the management and operation of public benefit corporations, then this corporation shall be managed and operated in accordance with the DGCL, as so amended.

C.                                    Public Benefit Purpose. This corporation’s public benefit purpose is to harness novel business models, technologies and private-nonprofit partnerships to deliver insurance products where charitable giving is a core feature, for the benefit of communities and their common causes. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

A.                                    Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock.

The total number of shares that this corporation is authorized to issue is 210,000,000. The total number of shares of common stock authorized to be issued is 200,000,000, par value $0.00001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 10,000,000, par value $0.00001 per share (the “Preferred Stock”).

B.                                    Preferred Stock. The Board is authorized, subject to any limitations prescribed by law but to the fullest extent possible permitted by law, to provide, by resolution of the Board (authority to do so being hereby expressly vested in the Board), for the issuance of shares of Preferred Stock, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included, and to fix the designation, powers (which may include, without limitation, full, limited or no voting power), preferences, and rights of the shares and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

C.                                    Common Stock. The rights, powers, and preferences of the Common Stock, and the qualifications, restrictions and limitations thereon, are as set forth below in this Article IV.C.

1.                                      Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board.

2.                                      Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, after payment or provision for payment of the debts and other liabilities of this corporation and subject to the rights, if any, of the holders of any outstanding Preferred Stock or any class of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of this corporation upon such dissolution, liquidation or winding up of this corporation, the holders of Common Stock shall be entitled to receive the remaining assets of this corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

3.                                      Redemption. The Common Stock is not redeemable at the option of the holder.

4.                                      Voting Rights. Subject to Article IV, Section D. below, the holder of each share of Common Stock, as such, shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation (the “Bylaws”), and shall be entitled to vote upon such matters and in such manner as may be provided by law; provided, however, that except as otherwise required by law, holders of shares of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation that relates solely to the terms of the outstanding Preferred Stock if the holders of such affected Preferred Stock are entitled, to vote thereon pursuant to this Restated Certificate of Incorporation or pursuant to the DGCL. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

5.                                      Amendments and Changes. This corporation shall not, without first obtaining the approval of the holders of at least two-thirds of the outstanding shares of Common Stock, amend, alter, repeal or waive the provisions of Article IV.C of this Restated Certificate of Incorporation in a manner that adversely affects the rights of the holders of the Common Stock.

D.                                    Required Approvals. Any person who acquires Common Stock and/or Preferred Stock (collectively, the “Capital Stock”), either directly or beneficially through an agent, broker, transfer agent or the like, that would result in such person having the power to vote over 9.90% of the total number of votes that may be cast by all the then issued and outstanding shares of Capital Stock entitled to vote on any matter (whether at a meeting or by written consent) pursuant to the first sentence of Section 4 (the “Total Votes”), either directly or beneficially through an agent, broker, transfer agent or the like, shall first obtain an approval or determination of non-control, as applicable, from the Superintendent of the New York Department of Financial Services and any other applicable state insurance regulatory authority, as provided in all applicable laws and regulations.  In the event the terms of any such approval or determination of non-control do not permit the exercise by such holder of voting rights in excess of 9.90% of the Total Votes, the positive excess (if any) number of votes of such stockholder over 9.90% of the Total Votes shall be distributed pro rata (according to the number of votes determined pursuant to the first sentence of Section B.4 of this Article, without regard to this Section D) among all of the other stockholders not subject to the restrictions set forth in this Section D; provided that if any such distribution would result in any other stockholder receiving voting rights in excess of those permitted to be exercised by such stockholder, any such excess number of votes shall itself be distributed pro rata as set forth in this Section D.  For the purposes hereof, all shares of Capital Stock held or acquired by affiliated entities (including affiliated venture capital funds or venture capital funds under common investment management), if any, shall be aggregated together for the purpose of determining the voting rights and powers of any holder of Common Stock and any resulting fractional voting rights (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

ARTICLE V

A.                                    Except as otherwise provided in this Restated Certificate of Incorporation or the DGCL, the business and affairs of this corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any Preferred Stock Designation) and this Article V relating to the rights of the holders of any Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board. The directors (other than those directors elected by the holders of any Preferred Stock) shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the date of the effectiveness of a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 (the “IPO Date”) under the Securities Act of 1933, as amended (the “Securities Act”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the IPO Date. Commencing with the first annual meeting of stockholders following the IPO Date, the directors of the class to be elected at each annual meeting shall be elected for a three-year term. If the number of such directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign members of the Board already in office to their respective class.

B.                                    Subject to the rights granted to the holders of any Preferred Stock then outstanding, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) may only be filled by the affirmative vote of a majority of the directors then in office (other than directors elected by the holders of any Preferred Stock), although less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C.                                    Subject to the rights of holders of any series of Preferred Stock then outstanding and except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to this Restated Certificate of Incorporation, directors of the corporation may be removed but only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the corporation entitled to vote thereon.  Notwithstanding any other provisions of law, this Restated Certificate of Incorporation or the Bylaws of the corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this ArticleV.C.

D.                                    Elections of directors need not be by written ballot unless the Bylaws shall so provide.

E.                                     During any period when the holders of any Preferred Stock have the right to elect additional directors pursuant to the provisions of this Restated Certificate of Incorporation (including any Preferred Stock Designation) in respect of such Preferred Stock, then upon commencement and for the duration of the period during which such right continues; (i) the then otherwise total authorized number of directors of this corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Preferred Stock Designation establishing such Preferred Stock, whenever the holders of any Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of this corporation shall automatically be reduced accordingly.

ARTICLE VI

Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws. The stockholders may not adopt, amend, alter or repeal the Bylaws of this corporation, or adopt any provision inconsistent therewith, unless such action is approved, in addition to any other vote required by law and this Restated Certificate of Incorporation, by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of this corporation entitled to vote thereon. Notwithstanding any other provisions of law, this Restated Certificate of Incorporation or the Bylaws of this corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of this corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VI.

ARTICLE VII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE VIII

To the fullest extent permitted by law, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any disinterested failure to satisfy the DGCL §365 shall not, for the purposes of Sections 102(b)(7) of 145 of the DGCL, or for purposes of any use of the term “good faith” in this Restated Certificate of Incorporation or the Bylaws in regard to the indemnification or advancement of expenses of officers, directors, employees or agents, constitute an act or omission not in good faith, or a breach of the duty of loyalty.

Any amendment, repeal or modification of the foregoing provisions of this Article VIII shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.  Notwithstanding any other provisions of law, this Restated Certificate of Incorporation or the Bylaws of this corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of this corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article VIII.

ARTICLE IX

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of this corporation (and any other persons to which DGCL permits this corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise.

Any amendment, repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification. Notwithstanding any other provisions of law, this Restated Certificate of Incorporation or the

Bylaws of this corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of this corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article IX.

ARTICLE X

This corporation renounces any interest or expectancy of this corporation in, or in being offered an opportunity to participate in, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this corporation who is not an employee of this corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of this corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this corporation.

ARTICLE XI

To the extent one or more sections of any other state corporations code setting forth minimum requirements for this corporation’s retained earnings and/or net assets are applicable to this corporation’s repurchase of shares of Common Stock, such code sections shall not apply, to the greatest extent permitted by applicable law, in whole or in part with respect to repurchases by this corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the right to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment. In the case of any such repurchases, distributions by this corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount”, as such terms may be defined in such other state’s corporations code.

ARTICLE XII

Unless this corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of this corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee or stockholder of this corporation to this corporation or this corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or this Restated Certificate of Incorporation or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case, subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein; provided that, the provisions of this Article XII will not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the rules and regulations under the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction;

and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware.  Unless the corporation consents in writing to the selection of an alternative forum, the U.S. federal district courts shall be the exclusive forum for the resolution of any complaint asserting a cause of action against the corporation or any director, officer, other employee or agent of the corporation and arising under the Securities Act. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Article XII.  Notwithstanding any other provisions of law, this Restated Certificate of Incorporation or the Bylaws of the corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article XII. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XIII

This corporation shall not be governed by Section 203 of the DGCL (or any successor provision thereto) (“Section 203”), and the restrictions contained in Section 203 shall not apply to this corporation, until immediately following the time at which both of the following conditions exist (if ever): (a) Section 203 by its terms would, but for the provisions of this Article XIII, apply to this corporation; and (b) Daniel Schreiber and Shai Wininger do not beneficially own shares of capital stock of this corporation representing at least fifteen percent (15%) of the voting power of all the then outstanding shares of capital stock of this corporation, and this corporation shall thereafter be governed by Section 203 if and for so long as Section 203 by its terms shall apply to this corporation.

ARTICLE XIV

No action that is required or permitted to be taken by the stockholders of this corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting. Special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president (in the absence of a chief executive officer) of this corporation, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.  Notwithstanding any other provisions of law, this Restated Certificate of Incorporation or the Bylaws of this corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock of this corporation entitled to vote thereon shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article XIV.

*     *     *

THIRD: The foregoing amendment and restatement was adopted by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the DGCL.

FOURTH: That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s certificate of incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this [ • ] day of [ • ] 2020.

Shai Wininger, President